                                  SCHEDULE 14C

                INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

      INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Check the appropriate box:

[X] Preliminary Information Statement    [ ] Confidential,
                                             for use of the Commission only
[ ] Definitive Information Statement         (as permitted by Rule 14c-5(d)(2)).

                      ANGELES OPPORTUNITY PROPERTIES, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

     [ ] No fee required

     [X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                           Limited Partnership Units
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

                                     12,425
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $4,350,000, based on contract price for property being sold.
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

          $4,350,000, based on contract price for property being sold.
--------------------------------------------------------------------------------

     (5) Total fee paid:

                                    $551.15
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                              INFORMATION STATEMENT
                                       FOR
                      ANGELES OPPORTUNITY PROPERTIES, LTD.
                                Stanford Place 3
                  4582 South Ulster Street Parkway, Suite 1100
                             Denver, Colorado 80237

Dear Limited Partner:

We are sending you this information statement to inform you that Angeles Realty Corporation II, a California corporation (the "General Partner"), the general partner of Angeles Opportunity Properties, Ltd., a California limited partnership (the "Partnership"), has agreed to cause the Partnership to sell the Partnership's interest in the apartment complex known as Lake Meadows, located in Dallas County, Texas ("Lake Meadows" or the "Property"), which is owned by New Lake Meadows, L.P., a South Carolina limited partnership (the "Seller"). The Partnership owns a 99% limited partnership interest in the Seller and owns 100% of Lake Meadows GP, L.L.C., a South Carolina limited liability company ("Lake Meadows GP"), which owns a 1% general partnership interest in the Seller. Thus, the Seller is a wholly owned subsidiary of the Partnership. Accordingly, as referenced throughout this information statement, the sale of the Property by the Partnership shall mean the sale of the Property by the Seller in its capacity as a wholly owned subsidiary of the Partnership. Lake Meadows will be sold to Wyndmere Capital, Inc., a Texas corporation (the "Buyer"), an unaffiliated third party, for $4,350,000 cash. The General Partner has conflicts of interest in the sale of the Property as described in greater detail herein, including the receipt of certain fees to be paid in connection with the completion of the sale. After the sale closes, we estimate that there will be approximately $2,064,702 and $165 per limited partnership unit to distribute to the limited partners as a result of the sale of Lake Meadows. This amount is an estimate, and as explained below, it is based on a number of assumptions. We expect the distribution will occur 60 to 120 days after the sale closes. This information statement contains information about the sale and the reason that the General Partner has decided that the sale is in the best interests of the limited partners.

                      WE ARE NOT ASKING YOU FOR A PROXY AND

                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

             The date of this information statement is May 6, 2004.

This information statement is being mailed on or about May 8, 2004 to all holders at the close of business on May 8, 2004 of the limited partnership units of Angeles Opportunity Properties, Ltd., a California limited partnership.

                           SUMMARY OF THE TRANSACTION

The following is a summary of the sale transaction for the Property:

     o The Buyer or an affiliate of the Buyer will acquire Lake Meadows for $4,350,000 cash pursuant to a purchase and sale agreement dated as of April 15, 2004 between the Buyer and the Seller (the "Purchase and Sale Agreement").

     o The completion of the sale is scheduled to occur on or before July 29, 2004, subject to certain extension options.

A more detailed summary of the sale transaction for the Property can be found on page 11 of this information statement under the heading entitled "Summary of the Lake Meadows Purchase and Sale Agreement".

Upon the completion of the sale of Lake Meadows, the Partnership will calculate the net distribution per partnership unit in the following manner:

SOURCES AND USES INCLUDE:

Gross purchase price:                                                                               $4,350,000
Plus: Cash and cash equivalents                                                                         57,528
Plus: Other Partnership assets                                                                          64,307
Less: Mortgage debt, including accrued interest                                                     (2,058,011)
Less: Accounts payable, accrued expenses and other liabilities                                         (88,122)
Less: Reserves for Contingencies                                                                      (130,500)
Less: Closing costs/sales commissions                                                                 (130,500)

TOTAL                                                                                               $2,064,702

Net proceeds distributable to all Partners                                                          $2,064,702
Percentage of proceeds allocable to Limited Partners                                                        99%
                                                                                                    -----------
Net proceeds distributable to Limited Partners                                                      $2,044,055

Total number of Units                                                                                   12,425
Distributable net proceeds per Unit                                                                 $      165


Upon the completion of the sale of Lake Meadows, the Partnership will continue to hold and operate its remaining apartment complex known as Lakewood Apartments, located in Harris County, Texas. The General Partner is currently planning to sell the Lakewood Apartments in the first quarter of 2005 upon terms and conditions subsequently to be approved by the General Partner.

                     REASONS FOR THE SALES OF THE PROPERTIES

The General Partner has determined that the sale of the Property and the sale of the Lakewood Apartments later in 2005 are in the best interest of the limited partners after considering the following:

     o The Property was completed in 1984 and the Lakewood Apartments was completed in 1979, and given their age, the Property and the Lakewood Apartments probably will require substantial capital expenditures in the future for which existing reserves will not be adequate.

     o Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the general withdrawal of capital from the stock markets and into alternative investments such as real estate.

The factors described above were not the only factors considered by the General Partner. The General Partner did not find it practicable to quantify or otherwise assign relative weights to any of the factors considered. However, after taking into account all of the factors, the General Partner concluded that this offer would be preferred over any other alternative available and recommended the transaction as the best way to secure value for the limited partners. For these reasons, the General Partner has approved the sale and the agreement, and limited partners holding a majority of the limited partnership units also approved the sale and the agreement.

                                   THE SELLER

The Property is owned by New Lake Meadows, L.P., a South Carolina limited partnership (the "Seller"). The Partnership owns a 99% limited partnership interest in the Seller and owns 100% of Lake Meadows GP, L.L.C., a South Carolina limited liability company ("Lake Meadows GP"), which owns a 1% general partnership interest in the Seller. Thus, the Seller is a wholly owned subsidiary of the Partnership. Accordingly, as referenced throughout this information statement, the sale of the Property by the Partnership shall mean the sale of the Property by the Seller in its capacity as a wholly owned subsidiary of the Partnership. The Partnership, Angeles Opportunity Properties, Ltd., is located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602. The phone number for Angeles Opportunity Properties, Ltd. is (864) 239-1000.

                                    THE BUYER

The Buyer, which is not affiliated with the Partnership, agreed to acquire the Property through an arms length negotiation. The General Partner or its affiliates have sold other properties to the Buyer or its affiliates in the past. In 2003, Consolidated Capital Growth Fund, a California limited partnership, an affiliate of the General Partner, sold the apartment complex known as Breckinridge Square, located in Jefferson County, Kentucky to Breckinridge Multifamily, LLC, an affiliate of the Buyer, for $11,400,000 cash. In 2003, AIMCO Park Townhomes, L.P., a Delaware limited partnership, an affiliate of the General Partner, sold the apartment complex known as The Park, located in Brevard County, Florida to The Park Apartments, LLC, a Delaware limited liability company, an affiliate of the Buyer, for $5,350,000, which purchase price was paid with both cash and the assumption of a loan encumbering the property. In 2003,

Brittany Point AP VIII, L.P., a South Carolina limited partnership, an affiliate of the General Partner, sold the apartment complex known as Brittany Point, located in Madison County, Alabama to Brittany Point Properties, LLC, a North Carolina limited liability company, an affiliate of the Buyer, for $15,500,000, which purchase price was paid with both cash and the assumption of a loan encumbering the property. In 2003, Westlake East Associates Limited Partnership, an Ohio limited partnership, an affiliate of the General Partner, sold the apartment complex known as Barrington Place, located in Cuyahoga County, Ohio to Barrington Place Apartments, LLC, a Delaware limited liability company, an affiliate of the Buyer, for $10,100,000, which purchase price was paid with both cash and the assumption of a loan encumbering the property. The Buyer is in the business of managing and operating real estate properties for investment. The Buyer or its affiliates plan to manage and operate the Property upon completion of the sale. The Buyer has an office located at 14785 Preston Road, Suite 550, Dallas, Texas 75254. The phone number for the Buyer is 972-789-5590.

                                  THE PROPERTY

The Partnership has owned and operated Lake Meadows, a 96-unit apartment complex located in Dallas County, Texas, since March 31, 1988. There is a first mortgage loan on the Property with an unpaid principal balance of approximately $2,071,000 at December 31, 2003. The Partnership has other indebtedness of approximately $5,071,000 at December 31, 2003. The loan encumbering the Property is not subject to a prepayment penalty.

In March 1998, several putative unit holders of limited partnership units of the Partnership commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of California for the County of San Mateo. The plaintiffs named as defendants, among others, the Partnership, its Managing General Partner and several of their affiliated partnerships and corporate entities. The action purported to assert claims on behalf of a class of limited partners and derivatively on behalf of a number of limited partnerships (including the Partnership) that are named as nominal defendants, challenging, among other things, the acquisition of interests in certain Managing General Partner entities by Insignia Financial Group, Inc. ("Insignia") and entities that were, at one time, affiliates of Insignia; past tender offers by the Insignia affiliates to acquire limited partnership units; management of the partnerships by the Insignia affiliates; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO. The plaintiffs sought monetary damages and equitable relief, including judicial dissolution of the Partnership. In addition, during the third quarter of 2001, a complaint (the "Heller action") was filed against the same defendants that are named in the Nuanes action, captioned Heller v. Insignia Financial Group. On or about August 6, 2001, plaintiffs filed a first amended complaint. The Heller action was brought as a purported derivative action, and asserted claims for, among other things, breach of fiduciary duty, unfair competition, conversion, unjust enrichment, and judicial dissolution.

On January 8, 2003, the parties filed a Stipulation of Settlement in proposed settlement of the Nuanes action and the Heller action.

In general terms, the proposed settlement provides for certification for settlement purposes of a settlement class consisting of all limited partners in this Partnership and others (the

"Partnerships") as of December 20, 2002, the dismissal with prejudice and release of claims in the Nuanes and Heller litigation, payment by AIMCO of $9.9 million (which shall be distributed to settlement class members after deduction of attorney fees and costs of class counsel and certain costs of settlement) and up to $1 million toward the cost of independent appraisals of the Partnerships' properties by a Court appointed appraiser. An affiliate of the Managing General Partner has also agreed to make at least one round of tender offers to purchase all of the partnership interests in the Partnerships within one year of final approval, if it is granted, and to provide partners with the independent appraisals at the time of these tenders. The proposed settlement also provided for the limitation of the allowable costs which the Managing General Partner or its affiliates will charge the Partnerships in connection with this litigation and imposes limits on the class counsel fees and costs in this litigation. On April 11, 2003, notice was distributed to limited partners providing the details of the proposed settlement.

On June 13, 2003, the Court granted final approval of the settlement and entered judgment in both the Nuanes and Heller actions. On August 12, 2003, an objector ("Objector") filed an appeal seeking to vacate and/or reverse the order approving the settlement and entering judgment thereto. On November 24, 2003, the Objector filed an application requesting the Court order AIMCO to withdraw settlement tender offers it had commenced, refrain from making further offers pending the appeal and auction any units tendered to third parties, contending that the offers did not conform with the terms of the Settlement. Counsel for the Objector (on behalf of another investor) had alternatively requested the Court take certain action purportedly to enforce the terms of the settlement agreement. On December 18, 2003, the Court heard oral argument on the motions and denied them both in their entirety. On January 28, 2004, Objector filed his opening brief in his pending appeal. The Managing General Partner is currently scheduled to file a brief in support of the order approving settlement and entering judgment thereto by April 23, 2004.

                              APPROVAL OF THE SALE

The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.

Section 8.2(l) of the Partnership's amended certificate and agreement of limited partnership, dated September 29, 1986, permits the Partnership to sell all or substantially all of its assets if the sale or series of sales is approved by the limited partners holding a majority of the then outstanding units; provided however, the foregoing shall not be interpreted as requiring such approval of the sale of the last property to be sold by the Partnership.

As of December 31, 2003, the Partnership has approximately 895 limited partners who collectively own 12,425 outstanding limited partnership units. Each limited partnership unit represents approximately 0.008% of the outstanding limited partnership units. Affiliates of the General Partner owned 6,357 limited partnership units or 51.16% of the outstanding limited partnership units at December 31, 2003. On April 26, 2004, the holders of these 51.16% of the outstanding limited partnership units gave their written consent approving and adopting the sale. The following limited partners executed a written consent:


                         NAME AND ADDRESS                                NUMBER OF LIMITED
                        OF BENEFICIAL OWNER                              PARTNERSHIP UNITS        PERCENT OF CLASS
                        -------------------                              -----------------        ----------------
AIMCO IPLP, L.P. (formerly known as Insignia Properties, L.P.)                  405                     3.26%
55 Beattie Place, Greenville, SC 29602

Cooper River Properties, L.L.C.
Stanford Place 3, 4582 S. Ulster St. Parkway, Suite 1100, Denver,               969                     7.80%
CO 80237

AIMCO Properties, L.P.
Stanford Place 3, 4582 S. Ulster St. Parkway, Suite 1100, Denver,              4,983                   40.10%
CO 80237

                                                     TOTAL:                    6,357                   51.16%

As a result, the holders of a majority of the limited partnership units have approved the sale of the Property and the subsequent sale of the Lakewood Apartments property (the last property held by the Partnership) upon terms and conditions subsequently to be approved by the General Partner. Accordingly, no vote of any other limited partnership unit holder is necessary to approve the sales and, therefore, the Partnership is not soliciting any other votes.

Subject to the terms and conditions of the Purchase and Sale Agreement, we contemplate that the sale of the Property will be consummated within approximately two to three months, but no sooner than 20 days after the mailing of this information statement and following satisfaction or waiver of the conditions contained in the Purchase and Sale Agreement. See "Summary of Agreement."

                     INTEREST OF CERTAIN PERSONS IN THE SALE

The General Partner has conflicts of interest with respect to the sale. The General Partner and its affiliates will receive reimbursement for administrative expenses of $26,809. In addition, because a general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership's assets are insufficient, a sale of the Property reduces the General Partner's liability for existing and future partnership debt and liabilities

                                 USE OF PROCEEDS

We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price                                                                                $4,350,000
Plus: Cash and cash equivalents                                                                         57,528

Plus: Other Partnership assets                                                                          64,307
Less: Mortgage debt, including accrued interest                                                     (2,058,011)
Less: Accounts payable, accrued expenses and other liabilities                                         (88,122)
Less: Reserves for Contingencies                                                                      (130,500)
Less: Closing costs/sales commissions                                                                 (130,500)

TOTAL                                                                                               $2,064,702

Net proceeds distributable to all Partners                                                          $2,064,702
Percentage of proceeds allocable to Limited Partners                                                        99%
                                                                                                    -----------
Net proceeds distributable to Limited Partners                                                      $2,044,055

Total number of Units                                                                                   12,425
Distributable net proceeds per Unit                                                                 $      165

This estimate assumes the closing of the sale of the Property occurs as of March 31, 2004 and is based on information known to the General Partner at this time. Of course, many factors could cause the actual use of proceeds to vary from this estimate, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.

                         FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of the sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences of the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.

No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to the limited partners from the sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER, OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER, OR IT ARISING FROM THE SALE.

TAX CONSEQUENCES IF THE PROPERTY IS SOLD. The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership's amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. If the Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership's amount realized as though the Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership's amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership agreement. We estimate that approximately $178 gain will be allocated per unit to the limited partners. This amount is an estimate based on a number of assumptions with respect to closing costs discussed under "Use of Proceeds".

NOTE: Any gain in excess of "depreciation recapture gain" (discussed below) and "unrecaptured I.R.C. Section 1250 gain" (discussed below) generally will be taxed as gain arising from the sale of property used in the partnership's trade or business under I.R.C. Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the Partnership's I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., "depreciation recapture gain," is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership's depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property's basis plus all amounts allowed for depreciation) of the transferred property exceeds that property's adjusted basis.

Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291 (a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership's residential rental real property.

In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership's sale of the property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently is 25%.

In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership's property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership's property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.

If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership's property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

DISTRIBUTIONS OF CASH. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her, or its partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner's partnership interest will be decreased, but not below zero.

Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. The General Partner does not believe that any portion of a limited partner's gain on the distribution of cash from this sale will be taxed to the limited partner as ordinary income.

PROCEEDS AVAILABLE FOR DISTRIBUTION TO THE LIMITED PARTNERS FROM THE SALE OF THE PROPERTY AFTER REPAYMENT OF THE PARTNERSHIP'S DEBTS MAY BE LESS THAN THE GAIN RECOGNIZED BY THE PARTNERSHIP (AS A RESULT OF THE SALE) THAT IS ALLOCABLE TO THE PARTNERS, GAIN RECOGNIZED BY THE PARTNERS AS A RESULT OF ANY CASH DISTRIBUTIONS FROM THE PARTNERSHIP, AND ANY TAX LIABILITY RESULTING FROM THE FOREGOING. ACCORDINGLY, LIMITED PARTNERS MAY BE REQUIRED TO USE FUNDS FROM SOURCES OTHER THAN THE PARTNERSHIP IN ORDER TO PAY ANY TAX LIABILITIES THAT MAY ARISE AS A RESULT OF THE RECOGNITION OF GAIN.

TAX CONSEQUENCES IF THE PROPERTY IS NOT SOLD. THE PARTNERSHIP HAS RECOVERED ROUGHLY ONE-HALF OF THE BASIS OF THE PROPERTY THROUGH DEPRECIATION FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE PARTNERSHIP DOES NOT HAVE RELIABLE ESTIMATES OF WHAT FUTURE DISTRIBUTIONS FROM THE OPERATION OF THE PROPERTY MAY BE. AS A RESULT, IT IS POSSIBLE THAT CONTINUED OPERATION OF THE PROPERTY WILL GENERATE TAXABLE INCOME TO THE LIMITED PARTNERS, SINCE THERE

MAY NOT BE ADEQUATE DEPRECIATION AND OTHER DEDUCTIONS EQUAL TO OR GREATER THAN THE INCOME GENERATED FROM THE PROPERTY. THE GENERAL PARTNER DOES NOT HAVE RELIABLE ESTIMATES OF FUTURE CASH FLOW FROM THE PROPERTY. IT IS POSSIBLE THAT THERE WILL NOT BE ANY CASH AVAILABLE FOR DISTRIBUTION SINCE ALL OR SUBSTANTIALLY ALL OF THE PROPERTY'S CASH FLOW MAY BE USED TO SERVICE THE PARTNERSHIP'S LIABILITIES. TAX LIABILITIES RESULTING FROM ALLOCATION OF INCOME TO LIMITED PARTNERS FROM THE PARTNERSHIP MAY EXCEED CASH DISTRIBUTIONS BY THE PARTNERSHIP. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership's continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a partnership tax return. If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.

                               NO APPRAISAL RIGHTS

Limited partners are not entitled to dissenters' appraisal rights under applicable law or the partnership agreement in connection with the sale.

                              REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.

                              PLANS AFTER THE SALE

Upon completion of the sale of the Property and after the payment of the transaction-related costs and other outstanding obligations, the Partnership will continue to hold and operate its remaining apartment complex known as Lakewood Apartments located in Harris County, Texas. The General Partner is currently planning to sell the Lakewood Apartments in the first quarter of 2005 upon terms and conditions subsequently to be approved by the General Partner.

                              PARTNERSHIP BUSINESS

The Partnership is a publicly held limited partnership organized under the California Uniform Limited Partnership Act on July 29, 1984. Angeles Realty Corporation II, a California corporation, is the general partner of the Partnership (the "General Partner"). The General Partner is a subsidiary of Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The partnership agreement provides that the Partnership is to terminate on December 31, 2035, unless terminated before such date.

The Partnership's primary business is to operate and hold real estate properties for investment. The Partnership currently continues to own and operate two apartment properties. See below for a description of the Partnership's properties.

The Partnership, through its public offering of limited partnership units, sold 12,425 limited partnership units aggregating $12,425,000. The General Partner contributed capital in the



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

amount of $1,000 for a 1% interest in the Partnership. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions. The General Partner intends to maximize the operating results and, ultimately, the net realizable value of each of the Partnership's properties in order to achieve the best possible return for the limited partners. Such results may best be achieved by holding and operating the properties or through property sales or exchanges, refinancings, debt restructurings or relinquishment of the assets. The Partnership evaluates each of its holdings periodically to determine the most appropriate strategy for each of the assets.

The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.

                             PARTNERSHIP PROPERTIES

The following table sets forth the Partnership's investments in properties:

           PROPERTY                  DATE OF PURCHASE             TYPE OF OWNERSHIP                   USE
------------------------------- ---------------------------- ---------------------------- ----------------------------
Lake Meadows, Garland, Texas            03/31/1988           Fee ownership, subject to       Apartment - 96 units
                                                             a first mortgage
----------------------------------------------------------------------------------------------------------------------
Lakewood, Tomball, Texas                11/01/1989           Fee ownership, subject to       Apartment - 256 units
                                                             a first mortgage
----------------------------------------------------------------------------------------------------------------------

             SUMMARY OF THE LAKE MEADOWS PURCHASE AND SALE AGREEMENT

The following summarizes the material terms and conditions of the Purchase and Sale Agreement, for the Property.

                              THE PURCHASED ASSETS

The Seller has agreed to sell to the Buyer all of the Seller's interest in and to the Property, together with all the buildings and improvements located thereon and certain associated property.

                    EXCLUSIONS FROM THE SALE OF THE PROPERTY

The Property expressly excludes cash or other funds; refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the closing; utility and similar deposits; insurance or other prepaid items; the Seller's proprietary books and records; any right, title or interest in or to the AIMCO Marks; any Buyer's Access computer and/or software; AIMCO Benchmark Series Books; Connect: Remote Horizon Software; any other software installed on any computer transferred as part of the sale; equipment leased by the Seller and the interest of the Seller in any equipment provided to the Property for use, but not owned or leased by the Seller; or property owned or leased by any tenant or guest, employee or other person furnishing goods or services to the Property; or property and equipment owned by the Seller, which in the



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

ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property.

                               ASSUMED LIABILITIES

The Buyer agreed to assume the Seller's liabilities and obligations under the property contracts and the leases after the closing.

                                THE EXISTING LOAN

The outstanding principal balance of the existing loan from Federal National Mortgage Association as of December 31, 2003 was approximately $2,071,000. The outstanding principal balance of the loan at closing shall be paid out of the balance of the purchase price due at the closing.

                                 PURCHASE PRICE

The purchase price for the Property is $4,350,000, payable as follows: (i) a $43,500 deposit upon the execution of the agreement to be held in escrow until the closing, (ii) an additional $43,500 deposit upon the expiration of the Buyer's due diligence period for its examination of the Property to be held in escrow until the closing, and (iii) the balance of the purchase price at the closing. The amount of the then-outstanding principal balance of the loan shall be paid from the proceeds of the purchase price due at the closing and will reduce the cash at closing payable to the Seller. The $43,500 initial deposit shall be refundable in the event that the Buyer terminates the agreement during the Buyer's due diligence period. If the Buyer does not terminate the agreement, all of the $43,500 initial deposit, along with the second $43,500 deposit, shall become non-refundable upon the expiration of the Buyer's due diligence period; provided, however, that if the agreement is terminated due to a default of or breach by the Seller of the agreement and the Buyer chooses to seek damages in lieu of specific performance, then both deposits shall be returned to the Buyer.

                                     CLOSING

The sale of the Property will take place no later than 75 days following the expiration of the Buyer's due diligence period. The Seller may extend the closing (i) for up to 30 days to satisfy a condition to be satisfied by the Seller or (ii) such later date as is mutually acceptable to the Seller and the Buyer.

                         REPRESENTATIONS AND WARRANTIES

The agreement contains the customary seller representations and warranties by the Seller, including, without limitation, representations regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; possessory interest in the Property; litigation; governmental violations; defaults under property contracts; accuracy of operating reports; hazardous or toxic materials; and insurance policies.

The agreement also contains customary Buyer representations and warranties by the Buyer, including, without limitation, representations and warranties regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; litigation; and non-reliance upon the Seller's representations and warranties other than those in the agreement.

                                    COVENANTS

The Seller has agreed that from the date of the agreement through the closing, it will continue to operate the Property in the ordinary course of business and subject to the following covenants:

     o the Seller will not voluntarily create or cause any lien or encumbrance to attach to the Property between the date of the agreement and the closing date, without the prior consent of the Buyer.

     o The Seller may enter into new contracts or leases, renew existing leases or modify, terminate or accept the surrender or forfeiture of any of the leases, modify any contracts, or institute and prosecute any available remedies for default under any such leases or contracts without first obtaining the written consent of the Buyer, as long as any such new or modified contracts or any new or renewed leases are in the ordinary course of business and do not have a term in excess of one year, without the Buyer's prior written consent. Additionally, in the case of new or modified contracts, such contracts must be terminable on thirty (30) days or less notice without penalty and such contracts must not be modified to revise the termination provisions.

                                   CONDITIONS

The Seller's obligation to complete the sale of the Property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by the Seller:

     o All of the documents and funds required to be delivered by the Buyer to the Seller at the closing shall have been delivered;

     o Each of the representations, warranties and covenants of the Buyer shall be true in all material respects as of the closing; and

     o The Buyer shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Buyer.

The Buyer's obligation to complete the sale of the Property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by the Buyer:

     o All of the documents required to be delivered by the Seller to the Buyer at the closing shall have been delivered;

     o Each of the representations, warranties and covenants of the Seller shall be true in all material respects as of the closing;

     o The Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Seller; and

     o As of May 5, 2004, the actual occupancy level of the Property shall not have decreased by more than 15% from the actual occupancy level on the effective date of the Purchase and Sale Agreement.

                             TERMINATION AND DEFAULT

During the Buyer's due diligence period for its examination of the Property, the Buyer may terminate the agreement for any reason or no reason. If the Buyer terminates the agreement during the Buyer's due diligence period, then the initial $43,500 deposit shall be returned to the Buyer.

The agreement may be terminated at any time after the expiration of the Buyer's due diligence period through the closing:

     o    By the Seller, if the Buyer defaults in its obligations hereunder to
          (a) deliver any of the deposits, (b) deliver to the Seller the required closing deliveries specified under the agreement, or (c) deliver the purchase price at the time required by the agreement and close on the purchase of the Property on the closing. The Seller may also terminate the agreement if the Buyer defaults in any of its representations, warranties or obligations; and

     o By the Buyer, if the Seller defaults in its representations, warranties, covenants, or obligations under the agreement, including selling the Property.

If the Seller terminates the agreement due to a default of or breach by the Buyer, then the Seller is entitled to keep all the Buyer's deposits as liquidated damages. If the Buyer terminates the agreement due to a default or breach of the Seller, then the Buyer may choose to either (i) recover the Buyer's deposits, or (ii) seek specific performance for the conveyance of the Property to the Buyer.

                           EXPENSES AND CLOSING COSTS

The Seller shall pay the base premium for the title policy, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, and one-half of the customary closing costs of the escrow agent for the sale of the Property. The Buyer shall pay any transfer, sales, use, gross receipts or similar taxes, any premiums or fees required to be paid by the Buyer with respect to its title policy for the Property, and one-half of the customary closing costs of the escrow agent for the sale of the Property.

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.

The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:          Angeles Opportunity Properties, Ltd.
                  Stanford Place 3, 4582 S. Ulster Street Parkway, Suite 1100 Denver, CO 80237

By telephone:     (888) 789-8600

A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.



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